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EXHIBIT (a)(5)(iii)

March 16, 2006

IZASA DISTRIBUCIONES TÉCNICAS S.A. ANNOUNCES ITS EXTENSION OF THE EXPIRATION DATE OF ITS TENDER OFFER FOR AMERICAN DEPOSITARY SHARES OF INSTRUMENTATION LABORATORY S.P.A.

        Barcelona, Spain, March 16, 2006—Izasa Distribuciones Técnicas S.A. announced today that it has extended the offer period of its tender offer to purchase any and all of the outstanding American depositary shares, each representing one ordinary share, par value €0.33 per share, of Instrumentation Laboratory S.p.A. (symbol: "ISLBY") for U.S.$0.98 per American depositary share in cash, to 5:00 P.M., New York City time, on March 22, 2006. If the offer is extended past March 22, 2006, we will make a public announcement of the new expiration date before 9:00 A.M., New York City time, on March 23, 2006. As a consequence of the extension of the offer period, holders of Instrumentation Laboratory American depositary shares may tender or withdraw their American depositary share until 5:00 P.M., New York City time, on March 22, 2006. The tender offer was previously scheduled to expire at 5:00 P.M., New York City time, on March 15, 2006. Questions and requests for additional information should be made by contacting the Depositary, The Bank of New York, at (800) 507-9357.

        As of 5 P.M., New York City time, on March 15, 2006, approximately 29 persons had tendered and not withdrawn a total of 688,243 American depositary shares.

        In addition, on March 10, 2006, Izasa Distribuciones Técnicas S.A. supplemented certain disclosures made in connection with the tender offer in response to comments made by the staff of the Securities and Exchange Commission. The supplemental information has been filed with the Securities and Exchange Commission, and is available to any Instrumentation Laboratory S.p.A. shareholders, free of charge, by contacting the Depositary at the above telephone number.

        CONTACT: José Luis Martin, Chief Financial Officer of Izasa Distribuciones Técnicas S.A., +34-93-401-0108.

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  EXHIBIT (a)(5)(iii)